Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Regulation A Offering Statement under the Securities Act of 1933 of REAL STREET BUILD-TO-RENT FUND I, LLC on Form 1-A, of our report dated August 9, 2023 with respect to our audit of the financial statements of REAL STREET BUILD-TO-RENT FUND I, LLC as of July 31, 2023 and for the period from June 12, 2023 (inception) to July 31, 2023, which report is included in this Registration Statement.

/s/ Assurance Dimensions

Certified Public Accountants

Tampa, Florida

December 5, 2023